Exhibit 5.1

February 22, 2019

Pan American Silver Corp.
1500 – 925 Howe Street
Vancouver, BC
V6C 2T6

Dear Sirs/Mesdames:

Pan American Silver Corp.
Registration Statement on Form S-8

We have acted as Canadian counsel to Pan American Silver Corp., a British Columbia company (the “Company”), in connection with the filing, on or about the date hereof, with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register a total of 823,164 common shares in the capital of the Company (the “Option Shares”), which are issuable pursuant to the exercise of stock options (the “Options”) granted by the Company in connection with its acquisition of Tahoe Resources Inc. (“Tahoe”) by way of plan of arrangement (the “Plan of Arrangement”) and governed by the terms of Tahoe’s Amended and Restated Share Option and Incentive Share Plan (the “Option Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company with respect to the matters referred to herein.  We have also examined documents relating to the Plan of Arrangement and such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.  We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that my hereafter occur.

Based upon and subject to the foregoing, we are of the opinion that upon the valid exercise of Options duly issued under the Plan of Arrangement and governed by the terms of the Option Plan, and upon receipt of payment in full for the Option Shares in respect of which such Options have been exercised, the Option Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

Borden Ladner Gervais LLP